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                  PROSPECTUS SUPPLEMENT DATED August 21, 1998
                       (TO PROSPECTUS DATED MAY 6, 1998)


                                                        Filed Pursuant to
                                                      Rule 424(b)(3) and (c)
                                                   Commission File No. 333-51487

                                   450 SHARES

                                 CISCO SYSTEMS
                                     [LOGO]

                                  COMMON STOCK


     This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 450 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     On August 10, 1998, William W. Deupree, Jr. gifted 200 shares of Common Stock to William W. Deupree III and William Neal McAtee gifted 250 shares of Common Stock to Memphis Plough Community Foundation, which persons were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by certain shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include William W. Deupree III and Memphis Plough Community Foundation as Selling Shareholders and to amend the information provided in the Prospectus with respect to William W. Deupree, Jr. to reflect the gift of 200 shares and with respect to William Neal McAtee to reflect the gift of 250 shares.

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
                                           Number of                               Number of
                                             Shares         Percent of               Shares
                                          Beneficially     Outstanding           Registered for
Name of Selling Shareholder                 Owned(1)         Shares              Sale Hereby(1)
-------------------------------------------------------------------------------------------------
William W. Deupree, Jr.                    2,083                *                     2,087

William W. Deupree III                       200                *                       200

Memphis Plough Community Foundation          250                *                       250

William Neal McAtee                          413                *                       335

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* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the prospectus and this prospectus supplement relates shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.


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